BARK Reports Second Quarter Fiscal Year 2024 Results

NEW YORK, November 8, 2023 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced its financial results for the fiscal second quarter ended September 30, 2023.

Key Highlights
•Total revenue was $123.0 million, within the Company's guidance range and a 14.4% decrease compared to the same period last year.
•Consolidated gross margin increased 560 basis points to 61.5%, compared to the same period last year.
•Net Loss improved 2.8% to $(10.3) million, year-over-year.
•Adjusted EBITDA was $1.0 million, ahead of the Company's guidance range and its first positive Adjusted EBITDA quarter as a public company.
•Net cash provided by operating activities was $2.8 million, free cash flow was $0.9 million.
•The Company today announced it repurchased $45.0 million of its 2025 Convertible Notes at a 6% discount to par value, reducing future interest expense by $5.5 million.

“Macroeconomic headwinds continue to pressure the dog toy industry, which is down double digits this fiscal year. While these headwinds have impacted our top-line, our results last quarter showcased the significant progress we have made in improving the long-term profitability profile of the Company. We delivered our first positive Adjusted EBITDA quarter as a public company and achieved another quarter of positive free cash flow,” said Matt Meeker, Chief Executive Officer of BARK. “In less discretionary categories like consumables, we have made important progress across both our direct-to-consumer and retail channels. In addition to our recent partnership with the Girl Scouts, we secured our first commitment from a leading retailer in the U.S., slated to introduce our new treat offering in over one thousand doors nationwide come spring 2024. These are exciting milestones that lay the groundwork for our future growth in the category and we expect additional developments in the consumables category in the near future.”

Key Performance Indicators

	Three Months Ended September 30,		Six Months Ended September 30,

	2023	2022	2023	2022
Total Orders (in thousands)	3,361	3,689	6,921	7,557
Average Order Value	$31.03	$31.87	$31.24	$31.22
Direct to Consumer Gross Profit (in thousands)	$67,679	$71,611	$137,262	$142,860
Direct to Consumer Gross Margin	64.9%	60.9%	63.5%	60.5%

Fiscal Second Quarter 2024 Highlights
•Revenue was $123.0 million, within the Company's guidance range and a 14.4% decrease year-over-year. In the same period last year, the Company experienced a pull-forward of commerce revenue related to certain partners ordering holiday product ahead of schedule. The Company anticipated more evenly distributed revenue between its second and third quarters of fiscal 2024, which is partially responsible for the year-over-year decline in revenue.
•Direct to Consumer (“DTC”) revenue was $104.3 million, an 11.3% decrease year-over-year and largely driven by macroeconomic headwinds experienced in the Company's more discretionary toy products.
•Commerce revenue was $18.7 million, a 28.7% decrease year-over-year, primarily related to the items discussed in revenue above.
•Gross profit was $75.6 million, $4.7 million lower than the same period last year.
•Gross margin was 61.5%, as compared to 55.9% in the same period last year. The increase was driven by new contract pricing delivering a reduction in unit cost of goods in the most recent period.
•Advertising and marketing expenses were $17.8 million as compared to $15.3 million in the previous year.
•General and administrative ("G&A") expenses were $68.9 million, as compared to $74.2 million in the prior year. G&A in the current period included certain non-recurring charges primarily related to a non-cash impairment charge of $3.0 million related to previously capitalized software costs and $1.4 million of reduction in force costs.
•Net loss was $(10.3) million, as compared to a net loss of $(10.6) million in the previous year.
•Adjusted EBITDA was $1.0 million, a $3.0 million improvement compared to last year and $3 million ahead of the mid-point of the Company's guidance range.
•Net cash provided by operating activities was $2.8 million. Free cash flow, defined as net cash provided by (used in) operating activities less capital expenditures, was $0.9 million, an improvement of $12.4 million compared to the same period last year.

Balance Sheet Highlights
•The Company’s cash and cash equivalents balance as of September 30, 2023 was $160.5 million.
•The Company's inventory balance as of September 30, 2023 was $109.4 million, a decrease of $3.1 million compared to the prior quarter and a $51.2 decrease compared to last year.

Partial Repurchase of 2025 Convertible Notes
The Company today announced that it has entered into a privately negotiated agreement with the holder of its 2025 Convertible Notes (the "Notes") to repurchase $45.0 million of the par value of the Notes at a 6% discount. The repurchase amount, which is all cash, represents approximately 53% of the outstanding par value of the Notes. Following the transaction, roughly $38.5 million of the principal and payment-in-kind interest will remain outstanding.

“Our improving profitability profile, along with our strong cash position enables us to invest excess capital to help create long-term shareholder value,” said Zahir Ibrahim, Chief Financial Officer of BARK. “As a result of today’s agreement, we immediately save nearly $3 million from the 6% discount and will save over $5 million in interest over the term of the Notes. Overall, this transaction is a testament to our healthy balance sheet and confidence in our ability to generate positive free cash flow in the future.”

Fiscal Third Quarter and Full Year 2024 Financial Outlook
While the Company continues to deliver healthy improvements in its profitability profile, it anticipates the challenging macroeconomic environment to persist for the foreseeable future, particularly affecting its more discretionary toy products across both its direct-to-consumer and retail channels.

Based on current market conditions as of November 8, 2023, BARK is providing updated guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure, as follows.

For the fiscal third quarter 2024, we expect:
•Total revenue of $123 to $119 million.
•Adjusted EBITDA of $(5) million to $(8) million.

For the fiscal full year 2024, we expect:
•Total revenue growth of (8)% to (11)% year-over-year, revised from the Company's prior guidance of flat to (5)%.
•Adjusted EBITDA of $(6) million to $(12) million, revised from the Company's prior guidance of $2 million to $(8) million.

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss the Company's fiscal second quarter 2024 results will be held today, November 8, 2023, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 1-888-330-2120 for U.S. participants and 1-646-960-0290 for international participants. The conference call passcode is 5515653. A live audio webcast of the call will be available at https://investors.bark.co/ and will be archived for 1 year.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; the uncertain effects of the COVID-19 pandemic or other global or macroeconomic events or challenges.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's quarterly report on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Definitions of Key Performance Indicators

Total Orders
We define Total Orders as the total number of DTC orders shipped in a given period. These include all orders across all of our product categories, regardless of whether they are purchased on a subscription, auto-ship, or one-off basis.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Total Orders for the same period. In prior periods, the Company calculated AOV by dividing DTC revenue by total subscription shipments.

BARK, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
REVENUE	$123,036	$143,814	$243,626	$274,964
COST OF REVENUE	47,394	63,473	94,948	118,809
Gross profit	75,642	80,341	148,678	156,155
OPERATING EXPENSES:
General and administrative	68,931	74,156	138,352	153,745
Advertising and marketing	17,810	15,331	35,429	31,694
Total operating expenses	86,741	89,487	173,781	185,439
LOSS FROM OPERATIONS	(11,099)	(9,146)	(25,103)	(29,284)
INTEREST INCOME	1,996	—	4,133	—
INTEREST EXPENSE	(1,366)	(1,340)	(2,745)	(2,728)
OTHER INCOME (EXPENSE)—NET	132	(153)	1,715	5,965
NET LOSS BEFORE INCOME TAXES	(10,337)	(10,639)	(22,000)	(26,047)
PROVISION FOR INCOME TAXES	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(10,337)	$(10,639)	$(22,000)	$(26,047)

DISAGGREGATED REVENUE
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue
Direct to Consumer:
Toys & Accessories(1)	$67,149	$76,493	$139,251	$154,013
Consumables(1)	37,163	41,054	76,947	81,931
Total Direct to Consumer	$104,312	$117,547	$216,198	$235,944
Commerce	18,724	26,267	27,428	39,020
Revenue	$123,036	$143,814	$243,626	$274,964
(1) The allocation between Toys & Accessories and Consumables includes estimates and was determined utilizing data on stand-alone selling prices that the Company charges for similar offerings, and also reflects historical pricing practices.

GROSS PROFIT BY SEGMENT
(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Direct to Consumer:
Revenue	$104,312	$117,547	$216,198	$235,944
Cost of revenue	36,633	45,936	78,936	93,084
Gross profit	67,679	71,611	137,262	142,860
Commerce:
Revenue	18,724	26,267	27,428	39,020
Cost of revenue	10,761	17,537	16,012	25,725
Gross profit	7,963	8,730	11,416	13,295
Consolidated:
Revenue	123,036	143,814	243,626	274,964
Cost of revenue	47,394	63,473	94,948	118,809
Gross profit	$75,642	$80,341	$148,678	$156,155

BARK, INC.
CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	September 30,	March 31,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$160,541	$177,911
Accounts receivable—net	12,390	6,554
Prepaid expenses and other current assets	4,296	3,552
Inventory	109,391	124,336
Total current assets	286,618	312,353
PROPERTY AND EQUIPMENT—NET	28,719	39,851
INTANGIBLE ASSETS—NET	11,606	4,090
OPERATING LEASE RIGHT-OF-USE ASSETS	34,772	36,892
OTHER NONCURRENT ASSETS	7,271	7,234
TOTAL ASSETS	$368,986	$400,420
LIABILITIES, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,089	$34,370
Operating lease liabilities, current	4,831	5,484
Accrued and other current liabilities	30,702	31,975
Deferred revenue	24,340	27,772
Total current liabilities	85,962	99,601
LONG-TERM DEBT	81,594	81,221
OPERATING LEASE LIABILITIES	46,094	47,240
OTHER LONG-TERM LIABILITIES	4,389	1,821
Total liabilities	218,039	229,883
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 179,190,106 and 177,647,754 shares issued .	1	1
Treasury stock, at cost, 2,767,684 and no shares, respectively	(4,120)	—
Additional paid-in capital	486,845	480,370
Accumulated deficit	(331,779)	(309,834)
Total stockholders’ equity	150,947	170,537
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$368,986	$400,420

BARK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	September 30,	September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,000)	$(26,047)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation & amortization	5,941	4,017
Impairment of assets	2,970	—
Amortization of right-of-use assets	2,120	2,485
Loss (Gain) on disposal of assets	72	(20)
Amortization of deferred financing fees and debt discount	374	326
Bad debt expense	34	554
Stock-based compensation expense	6,914	8,195
Provision for inventory obsolescence reserve	879	95
Change in fair value of warrant liabilities and derivatives	(1,434)	(4,959)
Changes in operating assets and liabilities:
Accounts receivable	(5,869)	(8,148)
Inventory	14,065	(7,615)
Prepaid expenses and other current assets	(988)	(484)
Other noncurrent assets	(125)	(16)
Accounts payable and accrued expenses	(6,426)	14,368
Deferred revenue	(3,431)	(2,667)
Proceeds from tenant improvement allowances	—	1,628
Operating lease liabilities	(1,800)	(1,510)
Other liabilities	788	235
Net cash used in operating activities	(7,916)	(19,563)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,933)	(14,108)
Net cash used in investing activities	(4,933)	(14,108)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of finance lease obligations	(106)	(310)
Proceeds from the exercise of stock options	94	896
Proceeds from issuance of common stock under ESPP	286	—
Tax payments related to the issuance of common stock	(819)	—
Payments to repurchase common stock	(4,120)	—
Net cash (used in) provided by financing activities	(4,665)	586

Effect of exchange rate changes on cash	55	2

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(17,459)	(33,083)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—BEGINNING OF PERIOD	183,068	201,679
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—END OF PERIOD	$165,609	$168,596

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	160,541	166,310
Restricted cash - Other noncurrent assets	5,068	2,286
Total cash, cash equivalents and restricted cash	$165,609	$168,596

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Purchases of property and equipment included in accounts payable and accrued liabilities	$11	$2,311
Cash paid for interest	$75	$154
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Establishment of operating lease	$—	$24,576

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. GAAP. However, management believes that Adjusted Net Loss, Adjusted Net Loss Margin, Adjusted Net Loss Per Common Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Loss as net income loss, adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax (income), (4) non-cash impairment of previously capitalized software and prepaid software licenses, (5) restructuring charges related to reduction in force payment (5) duplicate headquarters rent expense, and (6) other items (as defined below).

We calculate Adjusted Net Loss Margin by dividing Adjusted Net Loss for the period by Revenue for the period.

We calculate Adjusted Net Loss Per Common Share by dividing Adjusted Net Loss for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest income, (2) interest expense (3) depreciation and amortization, (4) stock-based compensation expense, (5) change in fair value of warrants and derivatives, (6) sales and use tax income, (7) non-cash impairment of previously capitalized software, (8) restructuring charges related to reduction in force payment, (9) duplicate headquarters rent expense, and (10) other items (as defined below).

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by revenue for the period.

We calculate Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with U.S. GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company, (4) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting their usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with U.S. GAAP, and (5) Free cash flow does not represent the total residual cash flow available for discretionary purposes and does not reflect our future contractual commitments.

The following table presents a reconciliation of Adjusted Net Loss to Net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin, Adjusted Net Loss Margin and Adjusted Net Loss Per Common Share for the periods presented:

Adjusted Net Loss

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net loss	$(10,337)	$(10,639)	$(22,000)	$(26,047)
Stock-based compensation expense	3,689	3,852	6,914	8,195
Change in fair value of warrants and derivatives	(130)	1,038	(1,434)	(4,959)
Sales and use tax income (1)	(68)	(148)	(137)	(231)
Impairment of assets	2,970	—	2,970	—
Restructuring	1,442	—	1,543	—
Duplicate headquarters rent	21	603	46	1,206
Other items (2)	973	(56)	1,117	49
Adjusted net income (loss)	$(1,440)	$(5,350)	$(10,981)	$(21,787)
Net income (loss) margin	(8.40)%	(7.40)%	(9.03)%	(9.47)%
Adjusted net loss margin	(1.17)%	(3.72)%	(4.51)%	(7.92)%

Adjusted net loss per common share - basic and diluted	$(0.01)	$(0.03)	$(0.06)	$(0.12)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic and diluted	176,975,883	176,463,723	177,150,161	175,980,473
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - diluted	176,975,883	176,463,723	177,150,161	175,980,473

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net loss	$(10,337)	$(10,639)	$(22,000)	$(26,047)
Interest income	(1,996)	—	(4,133)	—
Interest expense	1,366	1,340	2,745	2,728
Depreciation and amortization expense	3,074	2,000	5,941	4,017
Stock-based compensation expense	3,689	3,852	6,914	8,195
Change in fair value of warrants and derivatives	(130)	1,038	(1,434)	(4,959)
Sales and use tax income (1)	(68)	(148)	(137)	(231)
Impairment of assets	2,970	—	2,970	—
Restructuring	1,442	—	1,543	—
Duplicate headquarters rent	21	603	46	1,206
Other items (2)	973	(56)	1,117	49
Adjusted EBITDA	$1,004	$(2,010)	$(6,428)	$(15,042)
Net loss margin	(8.40)%	(7.40)%	(9.03)%	(9.47)%
Adjusted EBITDA margin	0.82%	(1.40)%	(2.64)%	(5.47)%

(1) Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax. Subsequently, as certain of these liabilities are waived by tax authorities or the applicable statute of limitations expires, the related accrued liability is reversed.

(2) For the three months ended September 30, 2023, other items is primarily comprised of the expense related to non-recurring retention payments to management of $0.4 million, warehouse consolidation costs of $0.2 million and executive transition costs including recruiting costs of $0.4 million. For the three months ended September 30,2022, other items is comprised of executive transition costs including recruiting costs of -$0.1 million. For the six months ended September 30, 2023, other items is primarily comprised of the expense related to non-recurring retention payments to management of $0.6 million, warehouse consolidation costs of $0.2 million and executive transition costs including recruiting costs of $0.4 million. For the six months ended September 30, 2022, other items is primarily comprised of executive transition costs including recruiting costs of less than $0.1 million.

The following table presents a reconciliation of Free Cash Flow to Net cash used in operating activities, the most directly comparable financial measure prepared in accordance with U.S. GAAP, for each of the periods indicated:

Free Cash Flow

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$2,825	$(2,138)	$(7,916)	$(19,563)
Capital expenditures	(1,961)	(9,373)	(4,933)	(14,108)
Free cash flow	$864	$(11,511)	$(12,849)	$(33,671)

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com